[US DIAGNOSTIC INC. LOGO]                                  INVESTOR CONTACT:
                                                           Investor Relations
                                                           (561) 832-0006
                                                           website: www.usdl.com

                                                                    EXHIBIT 99.2

                              FOR IMMEDIATE RELEASE

                    US DIAGNOSTIC INC. ANNOUNCES IT WILL SEEK
                               DEBT RESTRUCTURING


         WEST PALM BEACH, FLORIDA, MONDAY, MARCH 19, 2001 - US Diagnostic Inc. (OTC Bulletin Board: USDL) today announced that it intends to seek a restructuring of certain obligations and covenants under its 9% Subordinated Convertible Debentures due 2003 (the "Debentures") and its 6-1/2% Convertible Notes due June 2001 (the "Notes"). The Company also announced that it is in negotiations to retain an investment banker to review its strategic alternatives and to advise it on the debt restructuring.

         Although USD has not completed the preparation of its financial statements for the fiscal year ended December 31, 2000, it has determined that it will not have Consolidated Net Worth of $18 million at year-end. As a result, under the Debentures USD is prohibited from incurring certain types of debt and would be required to offer to purchase a portion of the Debentures. USD will seek a modification of certain provisions of the Debentures, including the repurchase obligation, the consolidated net worth covenant and the covenant that limits USD's ability to borrow.

         Although USD has successfully sold 30 medical diagnostic imaging centers pursuant to the Plan of Restructuring approved by stockholders last year, the pace of such sales at acceptable prices has not met with expectations. USD also needs to maintain its corporate infrastructure to operate remaining centers pending sale and collect accounts receivable of sold centers and is required to devote a significant portion of its cash flow to the repayment of the principal of its debt. Based on its current estimates, USD anticipates that, absent completion of additional center sales or the availability of additional short term liquidity, its current cash and cash generated from operations will be sufficient to meet its anticipated cash needs (other than amounts required to repurchase Debentures as described above) to approximately June 2001; however, if its principal repayments can be appropriately restructured, USD believes that its cash flow will be sufficient to permit it to complete the sale of the remaining centers over time, although there can be no assurance in this regard.

         Also, as a result of the above-described factors, USD does not currently anticipate that it will have sufficient funds to pay the Notes at their scheduled maturity absent additional center sales. Although USD is currently in negotiations with respect to the sale of a number of imaging centers, there can be no assurance that these potential transactions will occur or if they do occur whether they will occur in a timely manner or result in adequate net proceeds to USD. Accordingly, USD will also seek an extension of the maturity of the Notes. A failure to pay the Notes could also allow other holders of USD indebtedness, including the Debenture holders, to seek acceleration of the maturity of their indebtedness as well.

         Pending the planned sales of its imaging centers, USD will require the above mentioned modifications and may also require additional short term liquidity through a modification of the repayment terms of a portion of its debt to lending institutions. While USD has been in discussions with its primary lender, there can be no assurance that such lender will agree to any such modification to the extent required to maintain USD's current level of operations.

         In the event that the above described restructuring and modifications are not obtained, there can be no assurance that the Company would be able to continue the operation of its imaging centers pending their sales, and the Company would be required to pursue other options which could include executing its Plan of Restructuring under the reorganization provisions of the federal bankruptcy laws.

         USD also stated that in light of the above described matters and other factors, it is unlikely that the Plan of Restructuring would result in net proceeds available for distribution to its common stockholders within the original estimate of $1.30 - $1.78 and that given the uncertainties described above as well as the other factors, USD is not currently in a position to provide a revised estimate. Furthermore, the Plan of Restructuring will not be completed by the original earliest anticipated date of March 31, 2001.

         US Diagnostic Inc. is an independent provider of radiology services with locations in 10 states and owns, operates or manages 44 fixed site diagnostic imaging facilities.







                                      # # #

         Statements contained in this press release which are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, including but not limited to economic, competitive and other factors affecting the Company's operations, markets and expansion strategies, the ability of the Company to achieve a restructuring of its debt on acceptable terms in a timely manner, adequate collection of accounts receivable, available financing, government regulations involving the Company, facts and events not known at the time of this press release, and other factors discussed in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond the Company's control. Actual results could differ materially from the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results anticipated in the forward-looking information in this press release will, in fact, occur.

                                      # # #